The signing of this document will give rise to legal consequences. Before signing it you are recommended to take independent legal advice. Holmes Mackillop LLP act solely as agents for HCi Viocare Clinics UK Limited and for no other party.

SHARE PURCHASE AGREEMENT

between

(1) MR WILLIAM DONALD SPENCE, MISS CATRIONA ANN SPENCE

and MRS EILIDH ISABEL MALCOLM

and

(2) HCI VIOCARE CLINICS UK LIMITED

to acquire the entire issued share capital of

W D SPENCE PROSTHETICS LIMITED

Holmes Mackillop
Solicitors
GLASGOW
FAS 5844

INDEX

Recitals

Clauses:

1.           Definitions and Interpretation
2.           Sale and Purchase of the Shares
3.           Waiver of Pre-emption Rights
4.           Consideration
5.           Completion
6.           Warranties
7.           Warranty Limitations
8.           Confidentiality, Restrictions and Announcements
9.           Patients
10.         Survival
11.         Entire Agreement
12.         Further Assurance
13.         Waiver
14.         Variation
15.         Notices
16.         Assignation
17.         Expenses
18.         Governing Law and prorogation of jurisdiction

Schedule

Part 1    Details of the Vendors, their shareholdings and of the Consideration
Part 2    Details of the Company
Part 3    Completion Obligations
Part 4    The Warranties
Part 5    The Patients

Separately:-

Agreed Form Documents:

1 .           Disclosure Letter
2.           Tax Undertaking
3.            Letter of resignation by William Donald Spence intimating his resignation as director of the Company
4.            Letter of resignation by Mrs Eilidh Isabel Malcolm intimating her resignation as secretary of the Company
5.            Contract of Employment between William Donald Spence and HCi Viocare Clinics UK Limited

SHARE PURCHASE AGREEMENT between

(1)
MR WILLIAM DONALD SPENCE, residing at 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA (hereinafter called "Mr Spence"), MISS CATRIONA ANN SPENCE, residing at 500C Brixton Road, Brixton, London, SW9 8EQ (hereinafter called "Miss Spence") and MRS EILIDH ISABEL MALCOLM (formerly Spence), residing at 82 Larkfield Road, Lenzie, Glasgow, G66 3AU (hereinafter called "Mrs Malcolm") (hereinafter together called the "Vendors")

and

(2)
HCI VIOCARE CLINICS UK LIMITED incorporated in Scotland (Company number: SC467486) and having its Registered Office at c/o Centrum Offices, 38 Queen Street, Glasgow, G1 3DX (hereinafter together with its assignees called the "Purchaser")

WHEREAS

(A)	W D SPENCE PROSTHETICS LIMITED (hereinafter called the "Company") is a private company limited by shares, details of which are set out in Part 2 of the Schedule.

(B)	The Vendors are the beneficial owners and registered holders of all the Shares, as set out in Part 1 of the Schedule hereto.

(C)	The Vendors have agreed to sell and the Purchaser has agreed to purchase all the Shares on the terms and subject to the conditions hereinafter contained.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.           Definitions and Interpretation

1.1	In this Agreement unless the context shall otherwise require the following words and expressions shall have the meanings hereinafter ascribed to them:

"Accounts"	means the unaudited balance sheet of the Company as at the Accounts Date and the unaudited profit and loss account of the Company for the period ended on the Accounts Date;

"Accounts Date"	means 31 December 2013;

"Act"	means the Companies Act 2006;

"Business Day"
means a day that is not a Saturday or Sunday, Christmas Day, Good Friday or any day that is a bank holiday under the Banking and Financial Dealings Act 1971 in the part of the United Kingdom where the Company is registered and "Business Days" shall be construed accordingly;

“Claim”	means a claim for breach of any of the Warranties.

"Completion"	means completion of all of those matters specified in Clause 5 hereof;

"Completion Date"	means Tuesday 10th June 2014 or such other date as may be mutually agreed between the parties hereto;

"Consideration"	means the sums payable to the Vendors by the Purchaser for the Shares pursuant to Clause 4;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

"Disclosure Letter"	means the letter in the agreed form dated the same date as this Agreement from the Vendors to the Purchaser together with the documents referred to therein;

“ICTA 1988”	means the Income and Corporation Taxes Act 1988;

“ITA 2007”	means the Income Tax Act 2007;

“ITEPA 2003”	means the Income Tax (Earnings and Pensions) Act 2003;

"Know-How"
means all data and information relating to and/or used by the Company, whether confidential or not and whether patentable or not, including without limitation, inventions, discoveries, improvements, processes, formulae, techniques, designs, specifications, drawings, component, lists, manuals, instructions, catalogues and customer lists or other customer information whether or not any of the foregoing is in writing or on computer disc or unwritten;

"Management Accounts"	means the unaudited management accounts of the Company for the period ending 31st May 2014;

“Patients”	means the patients treated by the Company, a list of whom is included at part 5 of the Schedule.

"Purchaser's Solicitors"	means Holmes Mackillop LLP, 109 Douglas Street, Glasgow, G2 4HB;

"Schedule"	means the Schedule in 5 parts annexed hereto;

"Shares"	means the 1,000 issued Ordinary Shares of £1 each of the Company;

"Tax Undertaking"	means the tax undertaking in the agreed form entered into of even date with this Agreement;

"Tax Warranties"	means the Warranties contained in paragraph 27 of Part 4 of the Schedule;

"taxation" and "tax"
includes (without limitation) corporation tax, income tax, capital gains tax, value added tax, national insurance, customs and other import duties, stamp duty, stamp duty reserve tax, inheritance tax, betterment levy and all other taxes, howsoever called and any payment whatsoever which the Company may be or become bound to make to any person as a result of the operation of any enactment relating to taxation and all penalties, charges, costs, expenses and interest relating to or arising as a result of any failure to comply with any claim or assessment for taxation levied, assessed or imposed by governmental (whether central or local) authorities and other agencies or bodies having lawful authority in whatever country so to do;

"TCGA",	means the Taxation of Chargeable Gains Act 1992;

"Vendors' Solicitors"	means Kerr Barrie, Solicitors, 250 West George Street, Glasgow, G2 4QY;

"Warranties"	means the representations, undertakings and warranties contained in Part 4 of the Schedule and given in terms of Clause 6 and "Warranty" means any of them;

"Warrantor"	means Mr Spence;

“Website”	means the website which has the domain name http://www.wdspence.co.uk/.

1.2	Words and expressions defined in the Act shall, unless they are otherwise defined herein or unless the context otherwise requires, bear the same meanings in this Agreement.

1.3	In this Agreement:-

1.3.1	the provisions of the Interpretation Act 1978 with respect to interpretation and construction shall apply mutatis mutandis;

1.3.2	the singular includes the plural and the masculine includes the feminine and neuter and vice versa;

1.3.3	references to persons shall include bodies corporate, unincorporated associations and partnerships;

1.3.4
references to recitals, clauses, the Schedule and subdivisions of the Schedule are, unless the contrary intention appears, references to the recitals and clauses of, and to the Schedule and subdivisions thereof to, this Agreement;

1.3.5	any reference to a balance sheet or profit and loss account shall include any notes, reports, statements or other documents annexed or attached thereto;

1.3.6	the headings and sub-headings of this Agreement are inserted for convenience only and shall not affect the construction thereof;

1.3.7           the recitals form part of this Agreement; and

1.3.8	reference to a document "in the agreed form" shall be a reference to a document initialed by the Vendors' Solicitors and the Purchaser's Solicitors for the purposes of identification only.

1.4
In interpreting this Agreement the so-called "eiusdem generis" rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things, or by being followed by particular examples.

1.5
Where any Warranty is qualified by the expression "so far as the Warrantor is aware" or "to the best of the knowledge, information and belief of the Warrantor" or words of like effect, such Warranty shall be deemed (save where expressly stated otherwise) to include a statement that such awareness, knowledge, information and/or belief has been acquired after due and careful enquiry by the Warrantor in respect of the relevant subject matter of such Warranty.

2.           Sale and Purchase of the Shares

2.1
Each of the Vendors agrees to sell as beneficial owner that number of the Shares as are shown against their name in Column 2 of Part 1 of the Schedule and the Purchaser relying on the representations, Warranties, undertakings and indemnities set out or referred to herein, agrees to purchase the Shares with effect from the Completion Date, free from all options, liens, charges and encumbrances and together with all rights, privileges and advantages attached or accruing thereto, all on the terms and subject to the conditions of this Agreement.

2.2
The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all the Shares is completed contemporaneously and unless the Vendors shall have complied with their obligations under Clause 5 and Part 3 of the Schedule.

3.           Waiver of Pre-emption Rights

Each of the Vendors hereby waives all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise conferred on him under the Articles of Association of the Company or otherwise in respect of the transfer of the Shares to the Purchaser or its nominee(s) hereunder.

4.           Consideration

The total consideration for purchase of the Shares by the Purchaser shall be ONE HUNDRED THOUSAND POUNDS (£100,000) STERLING and the said sum shall be payable in cash on the Completion Date in the manner specified in Clause 5.2.3.

5.           Completion

5. 1
Subject to the provisions of this Agreement, the purchase and sale of the Shares shall be settled on the Completion Date at the Purchaser’s Solicitors office or at such other place and on such other date as the parties may agree when:-

5.1.1	each of the Vendors shall comply with the provisions of Part 3 of the Schedule;

5.1.2	the Vendors shall procure that a Board Meeting of the Company shall be held at which:-

5.1.2.1	it shall be resolved that the transfers in respect of the Shares each be passed for registration, subject only to their being duly stamped;

5.1.2.2	such persons as shall be nominated by the Purchaser shall be appointed directors and secretary of the Company;

5.1.2.3	all existing instructions to banks shall be cancelled and new instructions given in such form as the Purchaser may require;

5.1.2.4	Mr Spence shall resign his position as director of the Company;

5.1.2.5	Mrs Malcolm shall resign her position as secretary of the Company; and

5.1.2.6	the registered office of the Company shall be changed to c/o Centrum Offices, 38 Queen Street, Glasgow, G1 3DX.

5.2	Subject to compliance by the Vendors with the provisions of Clause 5.1, at the Completion Date the Purchaser shall: -

5.2.1	procure the execution of a Contract of Employment in the agreed form between the Purchaser and Mr Spence by the Purchaser and the delivery thereof to Mr Spence;

5.2.2
procure that receipt of the Disclosure Letter is acknowledged and its terms accepted by the Purchaser  by  having a director of the Purchaser sign in duplicate the Disclosure letter sent by the Purchaser and procure the delivery thereof to the Vendors;

5.2.3	by telegraphic transfer, deliver the Consideration to the client account of the Vendors’ Solicitors

Account Name: Kerr Barrie Clients Account
Account Number: 00104194
Sort Code: 83 07 06
Bank Name: The Royal Bank of Scotland plc
Bank Address: Glasgow City Branch, 10 Gordon Street, Glasgow, G2 4RS

The delivery thereof shall constitute a complete discharge to the Purchaser for the purchase price for the Shares and the Purchaser shall not be concerned to see to the application thereof

6.           Warranties

6.1
The Warrantor represents, warrants and undertakes to the Purchaser and its successors and assignees that save as fairly and accurately disclosed in the Disclosure Letter (“Disclosed”), the Warranties are true and accurate and not misleading as at the Completion Date.

6.2	The Warrantor hereby acknowledges that the Purchaser is entering into this Agreement in reliance upon the Warranties.

6.3
Each of the Warranties shall be construed as a separate and independent Warranty and shall not be governed, limited or restricted by reference to any other term of this Agreement or any other Warranty (other than where expressly provided to the contrary).

6.4
The Warrantor hereby further undertakes that, subject to the limitations contained in Clause 7, if it be found that, any matter the subject of Warranty hereunder is not at the Completion Date as warranted, then, if the effect thereof is:-

6.4.1	that the amount or value of any asset of the Company is or becomes less than the amount or value would have been had there been no breach of Warranty; or

6.4.2
that the Company incurred or incurs any liability or such liability becomes greater than it would have been had the Warranty been correct:

then the Warrantor will make good the diminution in the amount or value of such asset or all loss occasioned by such liability on a full indemnity basis by payment in cash on reasonable demand to the Purchaser.

6.5	Neither the Warranties nor any other right or remedy of the Purchaser under this Agreement or the Tax Undertaking shall in any respect be extinguished or affected by Completion.

6.6	Reference to any matter being Disclosed shall be deemed to include a reference to it being fairly and accurately disclosed in the Disclosure Letter in such a manner that:-

6.6.1
in the context of the disclosures contained in the Disclosure Letter, the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by the Purchaser and there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading in any material respect; and

6.6.2
in the context of any document treated as Disclosed, the matter disclosed is reasonably apparent from the terms of the document:

and nothing Disclosed by the Vendors to the Purchaser other than in the Disclosure Letter and in accordance with the provisions of this Clause 6.6 shall constitute disclosure for the purpose of this Agreement.

6.7
Without prejudice to any other remedy which may be available to the Purchaser, the Warrantor further undertakes to the Purchaser to indemnify and keep indemnified the Purchaser against all reasonable costs, damages or expenses suffered or incurred by the Purchaser or the Company as a result of or in connection with any breach or non fulfilment of any of the Warranties or the failure to pay debts which have arisen in the period prior to the Completion Date in making or defending a claim in relation to facts or circumstances which constitute a breach.

6.8
Where the same circumstances could give rise to a claim for both breach of Warranty and under the Tax Undertaking then, subject to Clause 7.8 of this Agreement, the Purchaser shall be entitled to claim in respect of either or both; however, in calculating any sums which may be determined as payable in respect of breach of Warranty, account shall be taken of all sums paid by the Vendors under the Tax Undertaking and vice versa.

6.9	Any payment by the Warrantor in respect of any claim under this Agreement (including, without limitation, under the Tax Undertaking) shall be treated as reducing pro tanto the Consideration.

7.           Warranty Limitations

7.1	The Purchaser shall not be entitled to make any Claim whatsoever if the matter is Disclosed.

7.2	The Warrantor shall be under no liability whatsoever in respect of any Claim unless the Purchaser has served on him a written notice:-

7.2.1	(in respect of the Warranties other than the Tax Warranties) within eighteen months of the Completion Date; and

7.2.2
(in respect of the Tax Warranties) on or before the seventh anniversary of the Completion Date;

giving in each case as full details as are reasonably practicable of the claim, including the Purchaser's estimate of the amount of any liability of the Warrantor in respect thereof, based on the information then available to the Purchaser.

7.3
For the avoidance of doubt, the Warrantor shall have no liability in respect of a Claim if and to the extent that such Claim is based upon a contingent liability unless and until such liability becomes an actual liability and provided this occurs prior to the expiry of the relevant time limited applicable to such Claim as set out in Clause 7.2.

7.4	The maximum aggregate liability of the Warrantor under this Agreement and the Tax Undertaking shall not exceed the Consideration.

7.5
The Warrantor shall have no liability in respect of any Claim unless and until the aggregate liability for such Claim exceeds £1,000 but in any such event the Warrantor shall be liable for the whole amount and not merely the excess over £1,000.

7.6
The liability of the Warrantor in respect of any Claim shall be reduced to the extent that specific provision or reserve has been made in respect of the matter to which such liability relates in the Accounts.

7.7
Notwithstanding any other provision of this Agreement, no limitations of any kind whatsoever (including without prejudice to the generality of the foregoing, limitations on making claims within particular time periods or limiting claims or aggregates of claims to any particular sums of money) shall apply to any claim made hereunder against the Warrantor when it can be proved that such claim is based on any dishonest or fraudulent act or dishonest or fraudulent omission or fraudulent misrepresentation of or by the Warrantor prior to Completion.

7.8
The Purchaser shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity in respect of any Claim to the extent that damages, payment, reimbursement, restitution or indemnity have previously been recovered from the Warrantor pursuant to any other Claim in respect of the same loss.

7.9	The Purchaser shall take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Claim.

7.10
In the event that the Purchaser or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim then the following provisions shall apply:

7.10.1
the Purchaser shall (or shall procure that the Company shall) take all necessary steps to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Claim against the Warrantor.

7.10.2
the liability of the Warrantor in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim; and

7.10.3
if the Warrantor makes a payment to the Purchaser in respect of a Claim and the Purchaser or the Company subsequently recovers from a third party a sum which is referable to that Claim, the Purchaser shall promptly repay the Warrantor the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum); and
(ii)	the amount paid to the Purchaser by the Warrantor in respect of the relevant Claim.

7.11
The Warrantor shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim arises or is increased as a result of a change in any law, legislation, rule or regulation that comes into force or other takes effect after the Completion Date.

7.12
The Warrantor shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to or the Warrantor’s liability pursuant to such Claim is increased as a result of:

7.12.1	any voluntary act, omission, transaction, or arrangement of the Purchaser or the Company (or their respective directors, employees or agents) on or after the Completion Date; or

7.12.2	any change after the Completion Date in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company.

7.13
The Warrantor shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Purchaser or the Company after the Completion Date.

7.14
The provisions of this Clause 7.14 shall apply in the event that any claim is made or threatened by any third party against the Purchaser or the Company which may reasonably be considered likely to give rise to a Claim (“Third Party Claim”). In the event of a Third Party Claim, the Purchaser shall:

7.14.1
as soon as reasonably practicable, and in any event within 5 Business Days from the date upon which the Purchaser becomes aware of the Third Party Claim, give written notice of the Third Party Claim to the Warrantor, specifying, in reasonable detail, the nature of the Third Party Claim; and

7.14.2
keep the Warrantor fully informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Warrantor with copies of all information and correspondence relating to such claim; and

7.14.3
give the Warrantor and his professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Warrantor and his advisers to assess the Third Party Claim, and enable the Warrantor to exercise all his rights under Clause 7.15.

7.15
The Warrantor shall indemnify the Purchaser in respect of all costs, charges and expenses that are reasonably and properly incurred by the Purchaser as a consequence of any actions taken at the request of the Warrantor accordance with Clause 7.14. Subject to Mr Spence providing such indemnity, the Purchaser shall:

7.15.1
take such action as the Warrantor may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend a Third Party Claim and to appeal against any judgment given in respect of it:

7.15.2
not agree any compromise or settlement, or make any admission of liability or payment in relation to a Third Party Claim without the prior written consent of the Warrantor (such consent not to be unreasonably withheld or delayed); and

7.15.3
if required by the Warrantor in writing, delegate the conduct of any legal proceedings in respect of a Third Party Claim to Mr Spence. For this purpose, the Purchaser shall retain such firm of solicitors as is selected by the Warrantor to proceed on behalf of the Purchaser or the Company (as the case may be) in relation to such proceedings in accordance with the instructions of the Warrantor, and the Purchaser shall give such information and assistance as the Warrantor or the appointed solicitors may reasonably require in connection with the conduct of such proceedings.

7.16
The Warrantor shall have no liability in respect of a Claim to the extent that the liability pursuant to the Claim arises or is increased as a result of the failure by the Purchaser to act in accordance with any reasonable request or direction given by the Warrantor in accordance with Clause 7.15.

8.           Confidentiality, Restrictions and Announcements

8.1	For the purpose of assuring to the Purchaser the full benefit of the business and good of the Company and in consideration of the agreement of the Purchaser to buy the Shares on the terms hereof the Vendors hereby undertake to the Purchaser that:-

8.1.1
they shall not reveal to any person any of the trade or financial secrets or confidential operations, Know-how, processes, dealings, inventions, discoveries, designs, plans, computer programs or other intellectual property of the Company, or any information concerning the organisation, business, finances, transactions or affairs of the Company or its customers including but not limited to customer lists and marketing information (hereinafter in this clause referred to as "Confidential Information");

8.1.2
they shall keep with complete secrecy all Confidential Information and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or may be likely to do so;

8.1.3	they will use their best endeavours to prevent the publication or disclosure of any Confidential Information; and

8.1.4	they shall do nothing to harm the goodwill of the Company.

8.2
The restrictions contained in Clause 8.1 shall extend to any and all information of a confidential or proprietary nature belonging to any third party which is in the custody or control of the Company or its customers and which has been disclosed by such third party to the Company or such customers (as the case may be) under an obligation of confidence. Such restrictions shall continue without time limit but shall cease to apply to information or knowledge which comes into the public domain otherwise than through breach of the provisions of this Agreement by the Vendors or any of them.

8.3
Mr Spence shall not, save as agreed in writing with the Company or the Purchaser, either on his own account or in conjunction with others, in any capacity whatsoever (including, but without limitation, acting as a consultant, agent or manager or (in the case of an individual accepting employment) and whether directly or indirectly and whether with a view to profit or otherwise:

8.3.1	for a period 2 years from the Completion Date establish, develop, carry on or assist in carrying on or be engaged, concerned, interested or employed in any business, enterprise or venture competing to a material extent with the business of the Company as such business is carried on at the Completion Date within Scotland.: Provided always that nothing herein contained shall prevent Mr Spence from being the holder of or from being beneficially interested in any class of securities in any company if such class of securities is quoted or dealt in on a recognised stock exchange and provided that Mr Spence is not beneficially interested in more than a total of five per cent of any single class of the securities in that company; or

8.3.2
for a period of 2 years after the Completion Date solicit, canvass or entice away (or endeavour to solicit, canvass or entice away) from the Company the custom of any person, firm or company who was at any time during the period immediately preceding the Completion Date a client or customer of or supplier to the Company for the purpose of offering to such client or customer or obtaining from such supplier goods or services similar to or materially competing with those of the Company.

8.4
Mr Spence hereby acknowledges that the restrictions contained in Clause 8.3 constitute entirely separate and independent restrictions on him and he agrees that if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason then the remaining restriction(s) shall remain valid and in so far as any such restriction would be void as drawn but would be valid if the period of application were reduced or if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid and effective and Mr Spence agrees to execute any further undertaking in such modified terms if requested to do so by the Purchaser.

8.5
Except as required by law or by the rules of any stock exchange or other regulatory authority or taxation authority, whether or not having the force of law, no announcement, disclosure or circular concerning or in connection with the existence or the subject matter of this Agreement or any ancillary transaction shall be made or issued by or on behalf of any party hereto without the prior written consent of the others.

8.6
Where one party is required by law or by the rules of any stock exchange or other regulatory authority to make or issue an announcement, disclosure or circular concerning the existence or the subject matter of this Agreement it shall, so far as is reasonably practicable, be made after prior notice to and consultation with the other parties hereto.

9.           Patients

9.1
The Purchaser agrees that, following the Completion Date, for a period of two years, unless agreed otherwise with Mr Spence, they will provide all necessary support to the Company to allow Mr Spence, or any replacement which Mr Spence, at his sole option, may appoint (“the Substitute”), to deliver to the Patients a similar standard of care as was provided to the Patients immediately before Completion. The Purchaser shall also ensure that Mr Spence and/or the Substitute shall have access to all resources of the Company as well as all records, files and other documentation which would be reasonably required for Mr Spence and/or the Substitute to carry out this role.

10.           Survival

10.1	Notwithstanding Completion, this Agreement shall, except insofar as then implemented, remain in full force and effect.

11.           Entire Agreement

11.1
This Agreement and the documents referred to herein set out the entire agreement and understanding between the parties in relation to the subject matter of this Agreement and each of the parties hereto hereby confirms that it has not entered into this agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

11.2
Without prejudice to the generality of Clause 11.1, each of the parties hereto confirms that this Agreement and the documents referred to herein supersedes all previous proposals, agreements and other communications whether written, oral or otherwise in relation to the subject matter of this Agreement.

12.           Further assurance

12.1
Upon and after Completion each of the Vendors shall execute all such other documents and do all such other acts and things, or procure the execution of such other documents or the performance of all such other acts and things, as the Purchaser shall reasonably require in order to perfect the right, title and interest of the Purchaser to and in the Shares, to perfect the transactions intended to be effected under or pursuant to this Agreement and to procure the registration of the Purchaser and/or its nominee(s) as the registered holders of the Shares.

12.2
Mr Spence shall provide or procure to be provided to the Purchaser all information in his possession or under his control which the Purchaser shall from time to time reasonably require upon reasonable notice relating to the business and affairs of the Company and will give, or procure to be given, to the Purchaser, its directors and agents such access (including the right to take copies) to such documents containing such information as the Purchaser may from time to time reasonably require upon reasonable notice.

13.           Waiver

13.1
No failure to exercise or enforce or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy.

13.2	The rights and remedies of the Purchaser provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by	law.

14.           Variation

14.1	No v ariation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the parties hereto.

15.           Notices

15.1
Any notice to be given under this Agreement shall be in writing and shall be sent by recorded delivery first class mail or by air mail to the address of the relevant party set out below, marked for the attention of the person set out below or to such other address as that party may from time to time notify to the other parties in accordance with this Clause 15.1:

Mr Spence (one of the Vendors):
Address: 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA

Miss Spence (one of the Vendors):
c/o Mr Spence
Address: 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA

Mrs Malcolm (one of the Vendors):
c/o Mr Spence
Address: 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA

The Purchaser:
Address: c/o Centrum Offices, 38 Queen Street, Glasgow, G1 3DX
Marked "URGENT - For the attention of: The Directors of HCi Viocare Clinics UK Limited"

15.2
Notices sent as above will be deemed to have been received two Business Days after the day of posting (in the case of recorded delivery first class mail) or four Business Days after the date of posting (in the case of air mail).

16.          Assignation

16.1
The Vendors agree and acknowledge that the Purchaser shall be entitled at any time to assign, transfer or charge all or any of its rights or obligations under this Agreement or sub-contract the performance of any of its obligations under this Agreement.

16.2
The Vendors shall from time to time upon request from the Purchaser execute any agreements or other instruments (including, without limitation, any supplement or amendment to this Agreement) which may be required in order to give effect to or perfect any assignment, transfer, charge or sub-contracting referred to in Clause 16.1.

16.3
The Vendors may not nor may they purport to assign, transfer, charge or part with all or any of their rights and/or obligations under this Agreement or sub-contract the performance of any of their obligations under this Agreement without the prior written consent of the Purchaser and this Agreement shall be binding on and enure for the benefit of the personal representatives or successors of the Vendors.

17.           Expenses

Each party shall pay its own costs, charges and expenses connected with the negotiation, preparation, execution and implementation of this Agreement and all ancillary documentation envisaged herein. The Purchaser shall be responsible for payment of any stamp duty on the transfers of the Shares to be effected hereunder.

18.           Governing Law and Prorogation of jurisdiction

This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in all respects in accordance with Scottish law and each of the parties hereto hereby prorogates the non-exclusive jurisdiction of the Scottish Courts as regards any claims or matters arising hereunder: IN WITNESS WHEREOF these presents consisting of this and the preceding nineteen pages together with the Schedule extending to 5 Parts annexed hereto are executed as follows:-

Executed by the said
WILLIAM DONALD SPENCE                                                                                           …………………………………..
at
on                                                 2014
in the presence of the following witness:

Witness                  …………………………………..
Full Name               …………………………………..
Address                 …………………………………..
…………………………………..
…………………………………..

Executed by the said
CATRIONA ANN SPENCE                                                                                                …………………………………..
at
on                                                 2014
in the presence of the following witness:

Witness                  …………………………………..
Full Name               …………………………………..
Address                 …………………………………..
…………………………………..
…………………………………..

Executed by the said
EILIDH ISABEL MALCOLM                                                                                              …………………………………..
at
on                                                 2014
in the presence of the following witness:

Witness                 …………………………………..
Full Name               …………………………………..
Address                 …………………………………..
…………………………………..
…………………………………..

Executed by                                                                                                                              …………………………………..
Director of the said
HCI VIOCARE CLINICS UK LIMITED
at
on                                                 2014
in the presence of the following witness:

Witness                  …………………………………..
Full Name               …………………………………..
Address                 …………………………………..
…………………………………..
…………………………………..

THIS IS THE SCHEDULE IN 5 PARTS REFERRED TO IN THE FOREGOING SHARE PURCHASE AGREEMENT BETWEEN (1) WILLIAM DONALD SPENCE, MISS CATRIONA ANN SPENCE AND MRS EILIDH ISABEL MALCOLM AND (2) HCI VIOCARE CLINICS UK LIMITED TO ACQUIRE THE ENTIRE ISSUED SHARE CAPITAL OF W D SPENCE PROSTHETICS LIMITED DATED       JUNE 2014.

THE SCHEDULE
Part 1
Details of the Vendors, their shareholdings and of the Consideration

Column 1: Name and address	Column 2: No. of shares held	Column 3: Consideration

William Donald Spence 8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA	520 ordinary shares of £1 each	£52,000

Miss Catriona Ann Spence 500C Brixton Road, Brixton, London, SW9 8EQ	240 ordinary shares of £1 each	£24,000

Mrs Eilidh Isabel Malcom 82 Larkfield Road, Lenzie, Glasgow, G66 3AU	240 ordinary shares of £1 each	£24,000

SCHEDULE
Part 2
Details of the Company

Company name: Company number: Incorporated in Scotland Issued share capital: Directors: Secretary: Registered office: Accounting reference date: Registered charges:
W D Spence Prosthetics Limited

SC307652

 1,000 ordinary shares of £1 each

William Donald Spence

Mrs Eilidh Isabel Malcom (formerly Spence)

8 Tomcroy Terrace, Pitlochry, Perthshire, PH16 5JA

31st December

 None

SCHEDULE
Part 3
Completion Obligations

At Completion the Vendors shall deliver, or procure to be delivered, to the Purchaser, or constructively deliver to the Purchaser as agent for the Company as the case may be:-

1.	duly completed and executed transfers by the registered holders in favour of the Purchaser or its nominee of all the Shares beneficially owned by him/her together with the relative share certificates;

2.	the statutory books and minute books of the Company all duly made up to date together with the certificate of incorporation;

3.	all books of account, documents of record, files and the like which relate to the Company and its assets and businesses together with the Company’s cheque book;

4.	a duplicate original of the Contract of Employment in the agreed form between William Donald Spence and HCi Viocare Clinics UK Limited duly executed by the said William Donald Spence.

5.
letters of resignation from each director and the secretary of the Company in the agreed form in each case acknowledging that he or she has no claim against the Company for compensation for loss of office or otherwise and that he waives any such claim which may thereafter become competent to him and that there is outstanding no agreement or arrangement under which the Company has or could have any obligation to him;

6.
copies of all bank accounts of the Company as at a date not earlier than two Business Days prior to the date of this Agreement together with statement(s) reconciling such balances to reflect payments made out of, or cheques written against, such accounts and payments made into such accounts or cheques received prior to close of business on the date of this Agreement;

7.
an acknowledgement from each of the Vendors confirming that there are no amounts due by such Vendor, his spouse or children or any company controlled by him or his spouse or children to the Company or due by the Company to such person or company and that neither he, his spouse nor any of his children, nor any company controlled by him or his spouse or children, has any claim against the Company nor is there any outstanding contract, agreement or arrangement under which any such person or a company could have any such claim;

8.	a duplicate original of the Tax Undertaking in the agreed form duly executed by the Vendors;

9.	the Disclosure Letter in duplicate duly signed for and on behalf of the Vendors by the Vendors' Solicitors; and

10.	the Companies House Protected On-line Filing scheme (PROOF) password.

SCHEDULE
Part 4
The Warranties

1.           Share and Loan Capital

1.1
The Shares constitute the whole of the issued share capital of the Company and are fully paid or credited as fully paid and all dividends declared or otherwise due in respect of the Shares have been paid.

1.2
There is no option, pre-emption right, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any of the foregoing, no claim has been made by any person to be entitled to any of the foregoing, the Vendors are entitled and able to sell and transfer the full unencumbered legal and beneficial ownership in the number of Shares set opposite his/her name in column 2 of Part 1 of the Schedule to the Purchaser on the terms set out in this Agreement.

1.3
There are no agreements or arrangements in force which call for the present or future issue or allotment of, or grant to any party, the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of the Company (including any option or right of pre-emption or conversion).

1.4	No one is entitled to receive from the Company a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

1.5	None of the Shares has been the subject of a transfer which is challengeable under Sections 242 or 243 of the Insolvency Act 1986 within the period of five years prior to the Date of this Agreement.

2.           Recitals, Disclosures and Other Information

2.1	The facts set out in the Recitals and in the Schedule are true, complete and accurate in all respects and not misleading.

2.2
All information concerning the Company supplied to the Purchaser or its advisers by or on behalf of the Vendors or the Company or their respective officers or advisors is true, complete and accurate in all respects, nothing has occurred since the date when such information was given or the date to which such information relates which makes such information inaccurate or incomplete and nothing has been omitted therefrom which renders any such information incomplete, inaccurate or misleading.

2.3
The Vendors are not aware of any fact or circumstance concerning the Shares or the business and/or the affairs of the Company known to the Company, its officers or to the Vendors as at the date of this Agreement which is not fairly set out in the Disclosure Letter and, which if disclosed, might reasonably have been expected to influence the decision of the Purchaser to purchase the Shares on the terms contained herein.

2.4
The factual information contained in Disclosure Letter is true and accurate in all respects and is clearly and accurately presented and nothing has been omitted therefrom which renders any such information incomplete, inaccurate or misleading.

2.5
Every document annexed to the Disclosure Letter is a true and complete copy of the original and has not been superseded or amended by a supplemental agreement or a subsequent document not annexed as part of the Disclosure Letter.

2.6	The Vendors have prepared the Disclosure Letter in good faith and after due and diligent enquiry.

3.	Capacity
3.1
Each of the Vendors has the full legal right and full power and authority, and has taken all action required, to sign and perform his/her obligations under this Agreement and all the documents to be signed by him/her at Completion and this Agreement constitutes, and the Tax Undertaking when executed will constitute, obligations binding on each Vendor in accordance with their terms.

4.           Accounts

4.1
The Accounts have been prepared on a consistent basis in accordance with the requirements of the relevant statutes and in accordance with Statements of Standard Accounting Practice, Financial Reporting Standards, pronouncements of the Urgent Issues Task Force and generally accepted accounting principles in the United Kingdom and are true, complete and accurate in all respects and (without prejudice to the foregoing) correctly set forth all the assets and liabilities

(including all contingent and Tax liabilities) of the Company as at the Accounts Date and the profit (or loss) of the Company for the financial period ended on the Accounts Date, show a true and fair view of the assets, liabilities and state of affairs and financial position of the Company at the Accounts Date and of the profits of the Company for the year ended on the Accounts Date are not affected by any unusual or non-recurring items (including, but without limitation, charges or credits relating to previous years) and make full provision or reserve for, or as appropriate disclose by way of note, all liabilities and capital commitments of the Company outstanding or foreseeable at the Accounts Date, whether actual, deferred, contingent, quantified, disputed or not, including liabilities for Tax, financial lease commitments and pension liabilities and all bad and doubtful debts of the Company as at the Accounts Date.

4.2	The Accounts are not affected by any extraordinary or exceptional item or by any other factor rendering the results for the financial year ended on the Accounts Date unusually high or low.

4.3
No changes in the Company's accounting policies (including without prejudice to the foregoing generality, any methods or bases of valuation or any accounting treatment) or in the method of application of those policies or in the bases of accounting have been made during the three financial periods ended on the Accounts Date.

4.4
Stock and work in progress are valued in accordance with generally accepted accounting principles and on a basis acceptable to HM Revenue and Customs. The basis of depreciation adopted in the Accounts in respect of fixed assets was the same as that adopted in the balance sheets for the preceding three financial periods; the rate of depreciation of each such asset in the Accounts is estimated to be sufficient to write down the value to nil not later than the end of its useful working life.

4.5
Any slow moving stock and/or work in progress of the Company has been written down appropriately in the Accounts; redundant or obsolete stock and/or work in progress has been written down in the Accounts in the same way as in previous years in accordance with the unaltered practice of the Company; and the value attributed to stock and/or work in progress in the Accounts did not exceed the lower of cost and net realisable value as at the Accounts Date.

4.6	The Company has not granted credit terms exceeding 30 days and there are no amounts owing by the Company which have been due for more than 42 days.

4.7
All debts included in the Accounts as payable to the Company have been fully paid and all debts so payable incurred since the Accounts Date have been or will be paid in full within three months of their due date for payment and the Company has not factored or discounted its debts or agreed to do so.

4.8	(If applicable) details of all debts due to the Company which remain outstanding at the date of this Agreement are correctly set forth in a Schedule of Aged Debts set out in Disclosure Letter.

5.           Management Accounts

5.1	The Management Accounts have been carefully prepared in accordance with the normal management procedure adopted by the Company.

6.           Events since the Accounts Date

Since the Accounts Date the Company has carried on business as a going concern in the ordinary and usual course and so as to maintain the same as a going concern and without any interruption or alteration in its nature, scope or the manner of carrying on the same and (without prejudice to the foregoing generality):-

6.1
has not entered into or agreed to enter into any contract, obligation or commitment except routine contracts on arm's length terms in the normal course of trading nor has it made any payment except for payments of a routine arms' length nature in the normal course of trading;

6.2
there has been no change in the manner in which the Company conducts its business or in the assets or liabilities of the Company except for changes arising in the normal course of trading and there has been no unusual increase or decrease in the level of the stock-in-trade or current assets or liabilities of the Company;

6.3
there has been no adverse change in the financial or trading position or prospects of the Company and to the best of the Warrantor's knowledge information and belief, no matters have occurred or factors have arisen which it would be reasonable for the Warrantor to anticipate will or may have such an adverse effect;

6.4	the turnover of the Company has not been materially less in volume or in monetary terms than its turnover for the corresponding period in its preceding financial year;

6.5	there has been no resolution of or agreement or consent by the members of the Company;

6.6	the Company has not entered into any capital transaction as vendor, purchaser, lessor or lessee or otherwise undertaken any commitment exceeding in aggregate;

6.7	no dividends or other distributions of capital or income have been declared, paid or made by the Company;

6.8
there has been no change in the basis of emoluments or any of the other terms and conditions of employment or engagement of any of the employees, directors or any consultants or other person whose services the Company utilises, no bonus or other similar payment has been paid to any of the employees or directors or consultants or other such person and there has been no additional payment or contribution to any pension or other retirement benefit scheme in respect of any of the employees or directors or former employee or former directors;

6.9
there has been no purchase by the Company of fixed plant, machinery, stock-in-trade or any other asset at a cost in excess of the then market value thereof nor any sale by the Company of fixed plant, machinery, stock-in-trade or any other asset at a price less than the said market value thereof;

6.10
no debtor has been released by the Company on terms that he pays less than the book value of his debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to be to any extent irrecoverable;

6.11	the Company has not repaid a loan or other indebtedness in advance of its stated maturity date; and

6.12          there has been no change in the manner or time of payment of creditors or the issue of invoices or collection of debts or in the level of borrowings or working capital requirements of the Company.

7.          Memorandum and Articles of Association, Books and Records

7.1
The copy of the Memorandum and Articles of Association of the Company which is annexed to the Disclosure Letter is accurate and complete in all respects and has annexed to it or incorporated in it copies of all resolutions or agreements required by the Act to be so annexed or incorporated.

7.2
The Register of Members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received by the Company.

7.3
The Company has maintained since the date of its incorporation proper and consistent accounts, books and records of its business, assets and activities (including all accounts, books and records required to be maintained or preserved by law) and all such accounts, books and records are up to date and in the possession of the Company and are complete and accurate in all respects.

7.4
All returns, particulars, resolutions and other documents required to be prepared, filed with or delivered to the Registrar of Companies or any other statutory, governmental or regulatory authority by the Company have been correctly and properly prepared and so filed or delivered on a timeous basis.

7.5
None of the accounts, books and records of the Company's business, assets and/or activities is maintained, recorded or in any other manner dependent in whole or in part upon any electronic, mechanical or photographic or other process (whether computerised or not) which is not under the exclusive ownership and direct control of the Company.

8.          Contracts and Guarantees

8.1
The Company is not a party to and has no liability (present or future, contingent or otherwise) under, or interest in, any agreement, commitment or arrangement which has been entered into otherwise than in the ordinary course of business.

8.2	No quotation is outstanding which if accepted by any other person will result in the Company coming under an obligation.

8.3
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a contravention of, or default under, any agreement or arrangement to which the Company is a party or by which it or any of its assets is bound or affected.

8.4	The Company is not a party to any contract or arrangement which restricts its freedom to carry on business in any part of the world in such manner as it thinks fit.

8.5
The Company has not given any guarantee or warranty or made any representation in respect of services provided, articles or stock supplied, sold, hired or leased and no claim has been intimated to the Company in respect of any guarantee, warranty or obligation undertaken by it in connection with the provision of any services.

8.6
The Company has not sold or supplied goods, products or services which were or are or, to the best of the knowledge, information and belief of the Warrantor, will become faulty or dangerous or defective or which did not, do not or will not comply with any warranties or representations expressly or implied made by it or which could give rise to any claim against the Company.

8.7	No claim has been intimated to the Company in respect of any guarantee, warranty or obligation undertaken by it in connection with the provision of any goods, products or services.

9.           Not used

10.         Bank and Other Accounts

10.1
A statement(s) of the bank accounts, of the Company as at a date not more than two Business Days prior to the date of this Agreement showing the balances thereon is/are annexed to the Disclosure Letter and the Company has  no other bank or deposit account or term loan accounts (whether in credit or overdrawn) not included in such statement(s) and since the date of each such statement there has been no payments out of any such accounts except for routine payments in the normal course of business and the balances on such accounts are not substantially different from the balances shown on such statement(s)

11.          Loans, Borrowings and other Obligations

11.1	The Company has not engaged in financing of any type which would not require to be shown or reflected in its statutory accounts.

11.2
The Disclosure Letter contains full details of all overdrafts, loans, letters of credit, debentures, acceptance credits, or other financial facilities outstanding or available to the Company including copies of all documents relating to such facilities; there has been no contravention of, or non-compliance with, any provisions of any such facilities, no steps for the early repayment of any indebtedness have been taken or threatened, and there have not been, nor are there, any circumstances whereby the continuation of any such facilities might be prejudiced or which would or might give rise to any alteration in the terms and conditions of any such facilities.

11.3
There is no agreement or arrangement under which any amounts are owing by the Company to any present or former director or the company secretary or any Employee or former employee or any person connected with them, other than in respect of remuneration accrued due or reimbursement of business expenses validly incurred.

11.4	The Company has no liability (present or future, contingent or otherwise) under any debenture, guarantee, indemnity or the like.

12.           Ownership and Condition of Assets

12.1
The Company has a good and marketable title to all assets included in the Accounts or which have been acquired since the Accounts Date (except for assets disposed of or realised in the ordinary course of business);

12.2	None of the assets referred to in paragraph 12.1 above are the subject of any hire purchase contract or contract of lease or factoring, conditional sale or credit sale agreement.

12.3	Items of fixed and loose plant, machinery or equipment used by the Company are in good repair, condition and (where relevant) working order and suitable for the purpose to which they would ordinarily be put in the carrying on of the Company's business and not surplus to requirements and all such assets conform to any necessary government safety regulations and requirements and none are inefficient or dangerous.

12.4
Maintenance contracts are in full force and effect in respect of such items of plant, machinery or equipment which it is normal or prudent to have maintained by independent or specialist contractors and in respect of any such assets which the Company is obliged to maintain or repair under any leasing or similar agreement and all plant, machinery and equipment has been regularly maintained to an adequate technical standard and in accordance with safety regulations usually observed in relation thereto and with the terms and conditions of any leasing or similar agreement.

12.5	No asset used by the Company is subject to retention of title.

12.6	All the assets of the Company are in the possession of or under the control of the Company.

12.7
The Company owns or has a contractual right to use all of the assets necessary to allow the Company to carry on its business in the manner in which it is currently carried on and the Company has a contractual right to all services and facilities which the Company requires to allow the Company to carry on its business in the manner in which it is currently carried on.

12.8	The Company has a complete, accurate and up-to-date record of all plant, machinery, equipment and vehicles owned or possessed by it.

12.9
All goods, raw materials and the like of the Company are in good condition and fit for the purpose for which they are meant to be use and the Company's stock in trade is in good condition and (insofar as it comprises finished goods) is capable of being sold by the Company in the ordinary course of its business on its normal trading terms.

12.10
There is no Security Interest (as defined below) on, over or affecting the whole or any part of the undertaking or assets of the Company and there is no agreement or commitment to give or create any of the foregoing.

12.11
For this purpose "Security Interest" means any standard security, mortgage, pledge, lien, hypothec (other than lien or hypothec arising in the ordinary course of trading in respect of obligations which are not overdue) charge, option, right to acquire or other encumbrance or third party right (in each case given, granted or allowed to arise or subsist under any applicable law), the opening of any accounts with bankers designated or intended for the use of, or used for, the making of preferential payments pursuant to Section 175 of the Insolvency Act 1986 (or any similar provision of any other applicable law) and any lease, assignation or other agreement (in each case made or entered into under any applicable law) the main purpose, or one of the main purposes, of which is the giving or taking of security.

13.	Property
13.1	The Company does not own any heritable property.

13.2	The Company does not occupy any heritable property under a lease or sub- lease.

13.3	The Company does not occupy any other property.

13.4	The Company has no liability of any description in respect of any heritable property previously owned, leased or occupied by the Company.

14.	Not used

15.           Licences etc.

15.1
All licences, consents, permits, permissions, approvals, memberships, appointments and authorities (public and private) necessary or desirable to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on have been obtained by the Company and are valid and current, not limited in duration, not the subject of any dispute, are not the subject of any onerous or unusual condition and there are no facts or circumstances which (with or without the giving of notice or lapse of time) would give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

15.2	No such licence, consent, permit, permission, approval, membership, appointment or authority will lapse or is likely to lapse as a result of the purchase of the Shares by the Purchaser or its nominee.

15.3	Copies of all such licences, consents, permits, permissions, approvals, memberships, appointments and authorities are annexed to the Disclosure Letter.

15.4
All reports, returns and information required by law or as a condition of any such licence, consent, permit, permission, approval, membership, appointment or authority to be made or given to any person or authority in respect of the business of the Company have been made or given to the appropriate person or authority.

15.5	All such licences, consents, permits, memberships, appointments and authorities are in the name of Mr Spence.

16.	Intellectual Property Rights

With the exception of the domain name of the Website, there are no Intellectual Property Rights ("Intellectual Property" meaning patents, trade marks, service marks, registered design, design rights, applications for any of the foregoing, trade or business names, copyright, rights in the nature of copy right and Know How, whether registered or recorded in any manner or not (together with the goodwill pertaining to the foregoing) owned by or in possession of the Company or used by the Company for the carrying on of its business).

17.	Compliance with laws

The Company and none of its officers, agents or employees (during the course of their duties) has done or omitted to do anything, the doing or omitting of which is, or could be, in contravention of a statute, regulation or the like giving rise to a penalty, default proceedings or other liability.

18.	Winding up etc

18.1
No order has been made or petition presented or resolution proposed or passed for winding up of the Company or for the appointment of a provisional liquidator to the Company or for an administrative order in respect of the Company.

18.2
No diligence (other than a diligence on the dependence of an action or to found jurisdiction), distress, poinding, arrestment, execution or other similar process has been levied and is outstanding against any of the property, rights and assets of the Company and to the best of the knowledge, information and belief of the Warrantor, no circumstances have arisen which could give rise to same.

20.	Employees

20.1	The Company does not currently employ any employees.

20.2	The Company has not previously employed any employees.

21.          Insurance

21.1	Full details of all insurances currently effected by the Company are set out in the Disclosure Letter and are in full force and effect.

21.2	The Company is and has at all material times been adequately insured against all risks normally insured against by prudent persons carried on similar businesses to that carried on by the Company.

21.3
There is no insurance claim pending or outstanding or which may be made under any of the policies of insurance maintained by Mr Spence and no circumstances have arisen which may give rise to such a claim.

21.4
Nothing has been done or omitted to be done by any person or has occurred which could make a policy of insurance in respect of which Mr Spence has an interest void or voidable or which could result in an increase in premium or whereby any policy proceeds could properly be withheld in whole or part.

21.7
All insurances have at all relevant times been effected on the basis that cover is given (subject to the terms of the relevant policy as contained in the Disclosure Letter) in respect of claims arising in relation to acts or omissions occurring during the period covered by the insurance even if the claim is not made until after the period covered by the insurance has expired.

22.	Use of other Names

The Company has not used any name other than its corporate name or otherwise carried on business under any name other than its corporate name.

23.	Subsidiaries etc

23.1	Since the date of its incorporation, the Company has had no subsidiaries or subsidiary undertakings.

23.2	The Company is not and has never been a subsidiary of any other company.

24.           Customers and Suppliers

24.1
No substantial customer, sub-contractor or supplier of the Company has in the  year ended on the date of this Agreement ceased or indicated an intention to cease trading or dealing with, utilising the services of or supplying the Company and there are no facts which are likely to make any such loss imminent (for which purposes a customer shall be deemed substantial if in any year in the three years ended on the Accounts Date it has purchased two per cent or more in value of the services provided by the Company in that year and a supplier shall be deemed substantial if in any year in the three financial years ended on the Accounts Date it has supplied  twenty per cent or more of the goods or services purchased by the Company in that year).

24.2
To the best of the knowledge, information and belief of the Warrantor the attitude or actions of suppliers and Patients with regard to the Company will not be prejudicially affected by the Purchaser's acquisition of the Shares.

24.3
This Agreement will not nor is it likely to cause the Company to lose the benefit of any right or privilege it presently enjoys or any person who normally does business with the Company not to continue to do so on the same basis.

24.4
A copy of every agency, distributorship, dealership, marketing, purchasing, licensing or management agreement to which the Company is a party is annexed to the Disclosure Letter and the entire terms of any arrangement to which the Company is a party which is not reduced to writing are set out in the Disclosure Letter.

24.5	A copy of the terms and conditions on which the Company provides goods and services to the Patients is annexed to the Disclosure Letter.

25.           Litigation and Disputes

25.1
Neither the Company nor Mr Spence is a party to or involved in any litigation, arbitration, prosecution or other proceedings and no litigation, arbitration, prosecution, administrative action or other proceeding is threatened, pending or expected either by or against the Company or Mr Spence.

26.           Not used

27.           Taxation
Compliance

27.1
All returns (including, without prejudice to the generality hereof, P11Ds and P9Ds) which should have been made by the Company for any taxation purpose have been made within the periods required by law, were provided on a proper basis and are correct.

27.2
All accounts, statements, reports, computations, information and notices which the Company has given to any tax authority for any taxation purpose have been provided on a proper basis and are correct and no return, account, statement, report, computation, information or notice provided by the Company is, or is likely to be, the subject of any dispute with any tax authority.

27.3	All books, accounts, invoices, documents and records which the Company is under an obligation to preserve for the purposes of any tax are preserved and in the possession of the Company.

27.4
The Disclosure Letter contains full details of any extra statutory concessions or other agreements made between a Taxation Authority and the Company on which the Company relies for any purposes of taxation and which depart from the strict statutory basis for computing a tax liability of the Company.

27.5
Valid claims and elections have been submitted by the Company in good time for all relevant reliefs from tax in respect of accounting periods ending on or before the Accounts Date and valid notices of appeal have been submitted in good time against (a) all assessments of tax the amount of which is estimated or disputed (b) disputed refusals of claims or (c) other disputed decisions relating to tax which can be appealed and any tax charged under any assessment which has not been finally determined has either been paid or properly and validly postponed.

27.6	The Company is not involved in any dispute with any tax authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of the Company to taxation.

27.7
The Company has not been required to pay and so far as the Warrantor is aware will not be required to pay by reason of any actions or omissions of the Company or of its officers, agents, or employees on or before the date of this Agreement any penalty, fine, surcharge or interest which may be levied or charged under the provisions of the Taxes Management Act 1970, the Value Added Tax Act 1994, the Customs and Excise Management Act 1979, the Stamp Act 1891 and the Stamp Duties Management Act 1891 or otherwise.

27.8
The Company has not been subject to any investigation, audit or visit by any tax authority or received an assessment to tax as a result of a discovery or alleged discovery by a tax authority within the past six years and so far as the Warrantor is aware no such investigation, audit or visit is planned and no such assessment is likely to be issued..

27.9
The Company will on the date of this Agreement have duly paid to HM Revenue and Customs or other appropriate authority in the normal course of business all taxation due to have been paid on or before such date and, in particular, but without prejudice to the foregoing

27.9.1	all advance corporation tax due pursuant to Section1136 CTA 2010 and all tax due in terms of Part 10 Chapter 3 of CTA 2010;

27.9.2	all income tax required to be deducted from any payment made by the Company and in particular but without prejudice to the generality hereof:

27.9.2.1	all income tax required to be deducted from any interest, annuity or annual payment, rent or royalty pursuant to Sections 962 to 964 (inclusive) and Part 15 Chapter 3 of ITA 2007; and

27.9.2.2	all income tax required to be deducted from any other payment as if those payments were payments to which Part 15 Chapter 3 of ITA 2007 applied; and

27.9.3	all tax required to be deducted or in respect of which the Company could be assessed and charged under any of the following provisions:

Sections 971 and 972 of ITA 2007 (rent payable to non-residents), Taxation of Income from Land (Non-Residents) Order 1995, Section 939 of ITA 2007, Sections 299 and 413 of CTA 2009, Section 413 of CTA 2010 and Part 18 (Transactions in Land) of CTA 2010;

and there are no outstanding liabilities to pay any tax to which thisparagraph 27.9 applies.

Deduction of Expenses

27.10
The Company is entitled to deduct in computing its income for purposes of corporation tax or as charges on income in the computation of its total profits for the purposes of corporation tax any payments which it has made or is under an obligation to make as follows:

27.10.1	all rents, hire or lease charges, interest and annual payments;

27.10.2	all sums of a revenue nature;

27.10.3	any remuneration or compensation for loss of office or other gratuitous payment paid to present or former directors or employees or Consultants of the Company; and

27.10.4	all donations to charities.

27.11 – 27.22 (inclusive)	Not used.

Group

27.23	The Company neither is nor has within the last twelve years been a member of a Group of companies as defined in Section 170 of the TCGA.

27.24 – 27.33 (inclusive)	Not used.
Close Company

27.34	The Company is a close company (as that expression is defined in Section 439 of CTA 2010).

27.35 – 27.36 (inclusive)	Not used.

27.37
No distribution within Sections 1064 to 1067 (inclusive) of CTA 2010 has been made by the Company and the Company has not, since the Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

Capital Allowances
27.38
In respect of the Company the written down value for the purposes of the Capital Allowances Act 2001 of any pool of assets is not less than the aggregate book value of the assets comprising the pool shown or adopted for the purposes of the Accounts and the written down value of any other asset for the purposes of the Capital Allowances Act 2001 is not less than the book value of that asset shown or adopted for the purposes of the Accounts.

27.39
No event or act has occurred since the Accounts Date otherwise than in the ordinary course of business of the Company by reason of which any balancing charge may be made against or any disposal value may be brought into account by the Company under the Capital Allowances Act 2001.

27.40
No capital allowances have been given to the Company in respect of any asset which is leased to or from or hired to or from the Company and the Company has now elected or agreed to make any election in terms of Sections 177 and 183 of the Capital Allowances Act 2001 in respect of such assets.

27.41
No elections under Section 83 of the Capital Allowances Act 2001 have been made by the Company in respect of any asset and the Company is not treated as having made such an election by virtue of Section 89 of the Capital Allowances Act 2001.

27.42
The Company is not in dispute with any person as to its entitlement to capital allowances under Section 191 of the Capital Allowances Act 2001 and there are no circumstances which could give rise to such dispute.

27.43
Where expenditure on an asset by the Company has qualified for a capital allowance under Part 3 of the Capital Allowances Act 2001 the asset has at all times since the expenditure was incurred been in use wholly as an industrial building or structure and the Company has complied with any requirements in any lease of the asset to use the asset as an industrial building or structure.

27.44	Valid claims for capital allowances to the maximum amount possible have been submitted by the Company for all capital expenditure incurred by the Company on or prior to the Accounts Date.

Capital Gains and Base Values

27.45
Full particulars of all claims by the Company under Sections 23 (compensation and insurance money not treated as a disposal), 152-159 (inclusive) (roll-over relief), 165 (relief for business assets), 242 (small part disposals), 243 (part disposal to authority with compulsory powers), 247, 247A and 248 (roll-over relief on compulsory acquisition) of the TCGA are set out in the Disclosure Letter.

27.46	The Disclosure Letter contains full particulars of:

27.46.1	all claims made by the Company under Section 24 of the TCGA (assets whose value becomes negligible); and

27.46.2	all sale and leaseback arrangements to which the Company has been or is party.

27.47
On the assumption that the Company disposed of any capital assets at the date of this Agreement the amount which would be deductible under Section 38 of the TCGA in calculating any chargeable gain or allowable loss would not be less than the book value shown in or adopted for the purposes of the accounts as the value of that capital asset.

27.48 – 27.58 (inclusive)	Not used.

Clearances and Tax Avoidance

27.59
The Company has not been involved in any transaction or series of transactions which, or any part of which, may be regarded as a sham for any tax purposes or be disregarded or reconstructed for any tax purposes by reason of any motive to avoid, reduce or delay a possible liability to tax.

Stamp Duties

27.60	The Company has paid all stamp duties and stamp duty reserve tax for which it has at any time been liable and all stampable documents on which the Company may wish to rely in any court proceedings are within the United Kingdom and are duly stamped.

27.61	Within the five years ending on the date of this Agreement the Company has not made any claim for relief or exemption under Section 42 of the Finance Act 1930, Sections 75 and 76 of the Finance Act 1986 or Section 151 of the Finance Act 1995

27.62	The Company has not since, the Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax .

Value Added Tax

27.63	The Company is not registered for VAT. The Company makes zero rates supplies and is exempt from registration.

27.64	The Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax.

27.65	The Company has furnished to H.M. Commissioners of Revenue and Customs details of any inaccuracy in any return made for the purposes of value added tax.

27.66	The Company maintains complete, correct and up to date records for the purposes of value added tax.

27.67
The Company is not in arrears with any payment of or returns in respect of value added tax, or liable to any abnormal or non routine payment, or any forfeiture or penalty or to the imposition of any penal provision in respect of value added tax.

27.68	The Company is not liable to account for value added tax or its equivalent in any member State of the European Union other than the United Kingdom.

27.69 – 27.70 (inclusive)	Not used.

27.71
The Company is not, and has not agreed to become for the purposes of Section 47 of the Value Added Tax Act 1994 an agent, manager or factor of any person who is not resident in the United Kingdom or a VAT representative for the purposes of Section 48 of the Value Added Tax Act 1994.

27.72	The Disclosure Letter contains full particulars of any claim for bad debt relief made, or which may be made by the Company under Section 36 of the Value Added Tax Act 1994.

27.73
The Company (including any relevant associate of the Company as defined in paragraph 3(7) of Schedule 10 of the Value Added Tax Act 1994) has not exercised an election to waive the exemption under Schedule 10 of the Value Added Tax Act 1994 in respect of any lands or buildings in which the Company has or may acquire an interest.

27.74
The Company is not bound by reason of Section 89 of the Value Added Tax Act 1994 applying to any agreement to pay value added tax in addition to the agreed consideration or rent as a result of any person exercising the election to waive the exemption in terms of Schedule 10 of the Value Added Tax Act 1994.

27.75
No lease in respect of which the Company is a tenant is or may become a developmental lease as defined in Note (7) to Group 1 of Schedule 9 to the Value Added Tax Act 1994 as a result of any works which have been executed or are being executed or are agreed to be executed.

27.76
The Company has not at any time claimed for the purposes of value added tax as input tax any value added tax charged on a transaction which could be construed as a transfer of a business or part of a business as a going concern as defined in Article 5 of the Value Added Tax Act (Special Provisions) Order 1995 and has accounted to HM Revenue and Customs for all value added tax on sales of assets other than those which were properly treated as transferred as part of the transfer of a business or part of a business as a going concern as defined in the said Article 5.

27.77
The Disclosure Letter sets out in respect of any capital item within the meaning of Part XV of the Value Added Tax Regulations 1995 in respect of which a liability under the said Part XV has arisen or could in future arise on the Company:

27.77.1	complete and correct particulars of past adjustments under the said Part XV; and

27.77.2	complete and correct particulars of all matters arising before the date of this Agreement which matters are relevant in determining future adjustments under the said Part XV.

27.78
There is no capital item in relation to which any exempt supply has been made or agreed to be made by the Company such that paragraph 2of Schedule 10 to the Value Added Tax Act 1994 could prevent any of the input tax which is subject to Part XV of the, Value Added Tax Regulations 1995 from being allowable notwithstanding the making of an election to waive the exemption in relation to the capital item (whether or not such an election has been made).

27.79	No exempt supply under Group 1 of Schedule 9 to the Value Added Tax Act 1994 has been made or agreed to be made by the Company.

27.80
The Company is not and has not been making exempt supplies for the purposes of value added tax and there are no circumstances as a result of which the Company might not be entitled to credit for all value added tax chargeable on supplies made to the Company, acquisitions made by the Company in the United Kingdom from other member States of the European Union and imports made by the Company from places outwith the member States of the European Union and there are no circumstances by reason of which Regulations 107 to 110 (inclusive) of the Value Added Tax Regulations 1995 might apply to the Company.

27.81
There are no circumstances past or present as a result of which the Company is or could become liable to value added tax under paragraphs 1 or 5 and 6 of Schedule 10 to the Value Added Tax Act 1994 or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

Inheritance Tax

27.82	No transfer of value (as defined by the Inheritance Tax Act 1984) or disposal by way of gift within the meaning of Section 102 of the Finance Act 1986 has been made to the Company.

27.83 – 27.86 (inclusive)	Not used.

Overseas

27.87	The Company is and has always been resident in the United Kingdom for purposes of corporation tax and has not at any time been a dual resident company.

27.88 – 27.96 (inclusive)	Not used.

Losses, Act and Reliefs

27.97	The Warrantor is not aware of any circumstance which could adversely affect the entitlement of the Company to relief from, credit for or right of set off against taxation.

27.98	The acquisition by the Purchaser of the Shares will not give rise to:

27.98.1
the disallowance or forfeiture of any loss other than the disallowance or forfeiture of losses arising from the application of Part 14 Chapter 2 of CTA 2010 in respect of some act or omission of the Purchaser occurring after the date of this Agreement; or

27.98.2
the disallowance of the carry forward of advance corporation tax other than a disallowance of advance corporation tax arising from the application of Section 1072 and Sections 1113 to 1117 (inclusive) of CTA 2010 in respect of some act or omission of the Purchaser occurring after the date of this Agreement.

27.99
Within the period of three years ending on the date of this Agreement there has been no major change in the nature or conduct of any trade now carried on by the Company and the Company has not during that period taken over or acquired a trade or part of a trade hitherto carried on by some other person.

27.100
No change of ownership of the Company has taken place such that Part 14 Chapter 2 of CTA 2010 (disallowance of trading losses) has or may be applied to deny relief in respect of a loss or losses of the Company.

27.101	No cessation of any trade of the Company has taken place.

27.102	No government investment in the Company has been written off in circumstances such that Part 4 Chapter 7 of CTA 2010 will apply.

27.103
The Company is entitled (in accordance with the provisions of Sections 35 to 44 (inclusive) of CTA 2010 ) to set losses for tax purposes amounting, respectively, to not less than ("the Losses") against any trading income from its trade arising in the current or any succeeding account period and all necessary claims in respect of the Losses have been properly and timeousIy submitted by the Company to HM Revenue and Customs.

27.104	The Losses are in respect of payments made wholly and exclusively for the purposes of the trade of the Company.

27.105	Not used.

27.106	There are no circumstances as a result of which the Company could be subject to an assessment under Sections 1110 and 1111 of CTA 2010.

General

27.107	No circumstances have arisen which will or could give rise to any claim under the Tax Undertaking.

 SCHEDULE
Part 5
The Patients